Exhibit 23.5

Sep. 16, 2010

Board of Directors

SYSWIN Inc.

9/F Syswin Building

No. 316 Nan Hu Zhong Yuan, Chaoyang District
Beijing 100102

The People’s Republic of China

Subject: Written Consent of China Index Academy

We hereby consent to the use of our firm’s name, and the inclusion of, summary of and reference to the research data and information prepared by us, in SYSWIN Inc.’s Registration Statement on Form F-1 (as may be amended or supplemented, the “Registration Statement”), which, as the case may be, is confidentially submitted, to be confidentially submitted or to be publicly filed with the U.S. Securities and Exchange Commission, and in roadshows and other promotional materials in connection with the proposed offering under the Registration Statement. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

China Index Academy

/s/ Huang Yu
Name: HUANG Yu
Title: Executive Vice President